Exhibit 99.1
Aptar Reports Fourth Quarter and Annual 2022 Results
Crystal Lake, Illinois, February 16, 2023 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug delivery, consumer product dispensing and active material science solutions and services, today reported net income of $59 million for the quarter ended December 31, 2022, a 2% increase over the prior year. Reported sales decreased 2% and core sales, excluding currency and acquisition effects, increased by 4% over the prior year.
Commenting on the fourth quarter and full year results, Stephan B. Tanda, Aptar President and CEO, said, “We finished the year with a solid quarter due to strong volume growth in our consumer healthcare and prescription divisions. Our beauty dispensing solutions, especially for prestige fragrance and skincare also had good volume growth for the quarter. Our efforts and commitment to being a sustainable company and good corporate citizen continue to be recognized. We were ranked #15 on America’s Most Responsible Companies 2023 by Newsweek, including #1 in the Materials & Chemicals category, as well as #70 on the World’s Top Female-Friendly Companies 2022 by Forbes. Lastly, we again achieved the EcoVadis Platinum level rating in recognition of our sustainability efforts. I am proud of the Aptar team, the continued progress we have made in 2022 and the opportunities we have created for 2023 and beyond.”
Fourth Quarter 2022 Summary
•Reported sales decreased 2% and net income increased 2% to $59 million
•Core sales increased 4% and adjusted EBITDA of $147 million decreased 4% from the prior year
•Core sales growth in the quarter was driven by strong volume growth in pharma and beauty, as well as price increases in the Beauty + Home segment
•Reported earnings per share increased 5% to $0.89 compared to $0.85 in the prior year
•Adjusted earnings per share increased 5% to $0.92 compared to $0.88 in the prior year (including comparable exchange rates)
•Announced the strategic realignment of two of its three segments
Annual 2022 Summary
•Each segment achieved top line growth with annual sales of $3.3 billion
•Sales growth driven evenly by volume growth and price increases
•Reported sales grew 3% and core sales increased 9%
•Reported earnings per share decreased 1% to $3.59
•Adjusted earnings per share increased 5% to $3.79
•Reported net income decreased 2% to $239 million
•Adjusted EBITDA increased 2% to $617 million
•29th consecutive year of paying an increasing annual total dividend
•Operating cash flow was $479 million, up from $363 million in 2021
•Generated $196 million in free cash flow, up from $58 million in 2021
Fourth Quarter Results
For the quarter ended December 31, 2022, reported sales decreased 2% to $796 million compared to $814 million in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 4%.

Fourth Quarter Segment Sales Analysis (Change Over Prior Year)
	Pharma	Beauty + Home	Food + Beverage	Total AptarGroup
Core Sales Growth	8%	2%	(4%)	4%
Acquisitions	0%	0%	0%	0%
Currency Effects (1)	(7%)	(6%)	(2%)	(6%)
Total Reported Sales Growth	1%	(4%)	(6%)	(2%)
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
Aptar’s Pharma segment achieved strong growth due primarily to increased volumes in the consumer healthcare and prescription divisions driven by nasal saline, decongestant and emergency medicine dispensing solutions. Core sales in injectables also increased due to growth in our products used in biologic and antithrombotic applications. Active materials faced a difficult comparison to the prior year quarter due to higher sales of Activ-Film™ used for at home COVID-19 test kits, which slowed in the fourth quarter of 2022. Additionally, sales for at home COVID-19 test kits were even more significant in the first quarter of 2022, which will lead to a tough comparison in the first quarter of 2023.
Aptar’s Beauty + Home segment benefited from volume growth in prestige fragrance and skincare solutions, along with continued inflationary price pass throughs. Europe again achieved strong double-digit growth for the quarter, followed by Latin America; this was offset by the continued challenges in North America, and, to a lesser extent, Asia. Personal care and home care dispensing products that benefited from increased demand in prior years due to COVID-19 declined in sales as customers worked off their current inventory.
Core sales for Aptar’s Food + Beverage segment declined compared with the prior year’s quarter due primarily to raw material pass-through cost with lower resin market pricing. Volumes were also lower as customers continued to work through their inventory levels, primarily in North America and Latin America.
Aptar reported fourth quarter earnings per share of $0.89, an increase of 5%, compared to $0.85 during the same period a year ago. Fourth quarter adjusted earnings per share, excluding restructuring charges, acquisition costs and the unrealized gains or losses on an equity investment, were $0.92, an increase of 5%, compared to $0.88 in the prior year, including comparable exchange rates. Adjusted earnings per share includes a 4 cent startup cost for injectables expansion capacity in Europe.
Annual Results
For the year ended December 31, 2022, reported sales increased 3% to $3.32 billion compared to $3.23 billion in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 9%.

Annual Segment Sales Analysis (Change Over Prior Year)
	Pharma	Beauty + Home	Food + Beverage	Total AptarGroup
Core Sales Growth	13%	7%	5%	9%
Acquisitions	1%	0%	0%	0%
Currency Effects (1)	(8)%	(7)%	(2)%	(6)%
Total Reported Sales Growth	6%	0%	3%	3%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
Tanda stated, “Over the past year, we have demonstrated strong top line performance due to a mix of volume and pricing. We continue to work to leverage our fixed costs, drive profitable growth and margin improvements, and increase efficiencies in 2023 and beyond. During the fourth quarter we announced a strategic realignment of two of our three segments: Aptar Beauty and Aptar Closures, effective in 2023. This realignment is expected to strengthen Aptar’s market position and corresponds with the way our customers are structured and purchase our products, positions us to enter new end-use markets, enables bottom line improvement and increases capital efficiencies.”

For the year ended December 31, 2022, Aptar’s reported earnings per share were $3.59, a decrease of 1%, compared to $3.61 reported a year ago. Current year adjusted earnings per share, excluding restructuring charges, acquisition costs, a tax charge related to a legal entity reorganization, and the unrealized gains or losses on an equity investment, were $3.79 and increased 5% from prior year adjusted earnings per share of $3.62, including comparable exchange rates. The prior year’s adjusted earnings included an effective tax rate of 24% (approximately $0.11 cents per share impact compared to the current year effective tax rate of 27%).
Outlook
Regarding Aptar’s outlook, Tanda stated, “Looking to the first quarter, we are excited about the opportunities ahead of us. We expect the momentum to continue in Pharma, especially for prescription and consumer healthcare as well as in our beauty end-markets such as fragrance and skincare. A key focus in 2023 and beyond will be to continue to leverage our fixed cost base and increase efficiencies.”
Aptar expects earnings per share for the first quarter of 2023, excluding any restructuring expenses, changes in the fair value of equity investments and acquisition costs, to be in the range of $0.85 to $0.93. This guidance is based on an effective tax rate range of 25.5% to 27.5% which compares to an effective tax rate of 28% on prior year adjusted earnings. The earnings per share guidance range was based on a Euro/US$ exchange rate of 1.08 and the spot rates at the end of January for all other currencies. Our currency exchange rate assumptions equate to an approximately $0.02 per share headwind when compared to the prior year fourth quarter earnings.
Cash Dividends and Share Repurchases
Aptar completed its 29th consecutive year of returning increasing total annual cash dividends to stockholders with dividend payments totaling approximately $99 million for 2022. As previously announced, Aptar’s Board of Directors declared a quarterly cash dividend of $0.38 per share. The payment date is February 23, 2023, to stockholders of record as of February 2, 2023.
Aptar was also actively repurchasing shares during 2022 and repurchased 860 thousand shares for approximately $92 million. During the fourth quarter, Aptar repurchased 191 thousand shares for approximately $20 million, leaving $108 million authorized for common stock repurchases at the end of the year. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.
Open Conference Call
There will be a conference call held on Friday, February 17, 2023 at 8:00 a.m. Central Time to discuss the Company’s fourth quarter and annual results for 2022. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations website at investors.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.
About Aptar
Aptar is a global leader in the design and manufacturing of a broad range of drug delivery, consumer product dispensing and active material science solutions and services. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, personal care, home care, food and beverage. Using insights, proprietary design, engineering and science to create dispensing, dosing and protective technologies for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of business transformation charges (restructuring initiatives), acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year, and adjusted earnings per share further adjusts for the net effect of a tax payment related to a legal entity reorganization. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the Company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide including the invasion of Ukraine by the Russian military and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising input costs and certain supply chain disruptions; lower demand and asset utilization due to an economic recession either globally or in key markets we operate within; the impact of COVID-19 and its variants on our global supply chain and our global customers, employees and operations, which has elevated and will continue to elevate many of the risks and uncertainties discussed below; economic conditions worldwide, including inflationary conditions and potential deflationary conditions in other regions we rely on for growth; the execution of our restructuring initiatives; the availability of direct labor workers and the increase in direct labor costs, especially in North America; our ability to preserve organizational culture and maintain employee productivity in the work-from-home environment caused by the current pandemic; the availability of raw materials and components (particularly from sole sourced suppliers) as well as the financial viability of these suppliers; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs (particularly resin, metal, anodization costs and energy costs); significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to successfully implement facility expansions and new facility projects; our ability to offset inflationary impacts with cost containment, productivity initiatives and price increases; changes in capital availability or cost, including rising interest rates; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired, including contingent consideration valuation; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; cybersecurity threats that could impact our networks and reporting systems; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes or difficulties in complying with government regulation; changing regulations or market conditions regarding environmental sustainability; work stoppages due to labor disputes; competition, including technological advances; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations.. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contacts:
Mary Skafidas
mary.skafidas@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Net Sales	$795,914	$813,993	$3,322,249	$3,227,221
Cost of Sales (exclusive of depreciation and amortization shown below)	520,297	521,698	2,158,411	2,070,538
Selling, Research & Development and Administrative	127,911	140,050	544,262	551,242
Depreciation and Amortization	58,888	60,345	233,706	234,853
Restructuring Initiatives	3,608	4,469	6,597	23,240
Operating Income	85,210	87,431	379,273	347,348
Other Income (Expense):
Interest Expense	(10,159)	(7,683)	(40,827)	(30,284)
Interest Income	671	2,262	2,700	3,668
Net Investment (Loss) Gain	(1,026)	(1,468)	(2,110)	4,709
Equity in Results of Affiliates	651	(187)	467	(692)
Miscellaneous, net	(1,655)	(116)	(4,799)	(3,094)
Income before Income Taxes	73,692	80,239	334,704	321,655
Provision for Income Taxes	14,298	22,708	95,149	78,017
Net Income	$59,394	$57,531	$239,555	$243,638
Net (Income) Loss Attributable to Noncontrolling Interests	(398)	78	(267)	459
Net Income Attributable to AptarGroup, Inc.	$58,996	$57,609	$239,288	$244,097
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.90	$0.88	$3.66	$3.72
Diluted	$0.89	$0.85	$3.59	$3.61

Average Numbers of Shares Outstanding:
Basic	65,272	65,698	65,402	65,663
Diluted	66,442	67,431	66,719	67,682

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
ASSETS

Cash and Equivalents	$141,732	$122,925
Short-term Investments	—	740
Total Cash and Equivalents, and Short-term Investments	141,732	123,665
Accounts and Notes Receivable, Net	676,987	671,350
Inventories	486,806	441,464
Prepaid and Other Current Assets	124,766	121,729
Total Current Assets	1,430,291	1,358,208
Property, Plant and Equipment, Net	1,343,664	1,275,877
Goodwill	945,632	974,157
Other Assets	483,871	533,122
Total Assets	$4,203,458	$4,141,364

LIABILITIES AND EQUITY

Short-Term Obligations	$122,791	$289,627
Accounts Payable, Accrued and Other Liabilities	794,385	692,865
Total Current Liabilities	917,176	982,492
Long-Term Obligations	1,052,597	907,024
Deferred Liabilities and Other	165,481	267,248
Total Liabilities	2,135,254	2,156,764

AptarGroup, Inc. Stockholders' Equity	2,053,935	1,969,407
Noncontrolling Interests in Subsidiaries	14,269	15,193
Total Equity	2,068,204	1,984,600

Total Liabilities and Equity	$4,203,458	$4,141,364

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended December 31, 2022

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$795,914	$335,166	$339,166	$121,582	$—	$—

Reported net income	$59,394
Reported income taxes	14,298
Reported income before income taxes	73,692	83,773	14,060	5,485	(20,138)	(9,488)
Adjustments:
Restructuring initiatives	3,608	—	3,438	170	—
Net unrealized investment loss	1,026	—	—	—	1,026
Adjusted earnings before income taxes	78,326	83,773	17,498	5,655	(19,112)	(9,488)
Interest expense	10,159					10,159
Interest income	(671)					(671)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	87,814	83,773	17,498	5,655	(19,112)	—
Depreciation and amortization	58,888	24,056	23,360	10,120	1,352
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$146,702	$107,829	$40,858	$15,775	$(17,760)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.4%	32.2%	12.0%	13.0%

	Three Months Ended December 31, 2021

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$813,993	$332,224	$352,742	$129,027	$—	$—

Reported net income	$57,531
Reported income taxes	22,708
Reported income before income taxes	80,239	86,230	11,378	6,922	(18,870)	(5,421)
Adjustments:
Restructuring initiatives	4,469	(10)	2,452	235	1,792
Net unrealized investment loss	3,468	—	—	—	3,468
Transaction costs related to acquisitions	(416)	(416)	—	—	—
Adjusted earnings before income taxes	87,760	85,804	13,830	7,157	(13,610)	(5,421)
Interest expense	7,683					7,683
Interest income	(2,262)					(2,262)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	93,181	85,804	13,830	7,157	(13,610)	—
Depreciation and amortization	60,345	24,709	23,804	10,225	1,607
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$153,526	$110,513	$37,634	$17,382	$(12,003)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.9%	33.3%	10.7%	13.5%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Year Ended December 31, 2022

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$3,322,249	$1,361,256	$1,438,534	$522,459	$—	$—

Reported net income	$239,555
Reported income taxes	95,149
Reported income before income taxes	334,704	346,995	66,978	31,057	(72,199)	(38,127)
Adjustments:
Restructuring initiatives	6,597	—	6,460	137	—
Net unrealized investment loss	3,323	—	—	—	3,323
Transaction costs related to acquisitions	231	231	—	—	—
Adjusted earnings before income taxes	344,855	347,226	73,438	31,194	(68,876)	(38,127)
Interest expense	40,827					40,827
Interest income	(2,700)					(2,700)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	382,982	347,226	73,438	31,194	(68,876)	—
Depreciation and amortization	233,706	94,396	93,027	40,337	5,946
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$616,688	$441,622	$166,465	$71,531	$(62,930)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.6%	32.4%	11.6%	13.7%

	Year Ended December 31, 2021

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$3,227,221	$1,284,624	$1,434,022	$508,575	$—	$—

Reported net income	$243,638
Reported income taxes	78,017
Reported income before income taxes	321,655	331,317	47,631	38,650	(69,327)	(26,616)
Adjustments:
Restructuring initiatives	23,240	76	10,447	404	12,313
Net unrealized investment gain	(2,709)	—	—	—	(2,709)
Transaction costs related to acquisitions	3,811	3,811	—	—	—
Adjusted earnings before income taxes	345,997	335,204	58,078	39,054	(59,723)	(26,616)
Interest expense	30,284					30,284
Interest income	(3,668)					(3,668)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	372,613	335,204	58,078	39,054	(59,723)	—
Depreciation and amortization	234,853	90,510	96,611	40,323	7,409	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$607,466	$425,714	$154,689	$79,377	$(52,314)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.8%	33.1%	10.8%	15.6%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Income before Income Taxes	$73,692	$80,239	$334,704	$321,655

Adjustments:
Restructuring initiatives	3,608	4,469	6,597	23,240
Net unrealized investment loss (gain)	1,026	3,468	3,323	(2,709)
Transaction costs related to acquisitions	—	(416)	231	3,811
Foreign currency effects (1)		(5,185)		(23,245)
Adjusted Earnings before Income Taxes	$78,326	$82,575	$344,855	$322,752

Provision for Income Taxes	$14,298	$22,708	$95,149	$78,017

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	1,350	—	(5,850)	—
Restructuring initiatives	1,023	1,399	1,818	5,735
Net unrealized investment loss (gain)	251	798	814	(623)
Transaction costs related to acquisitions	—	(104)	57	785
Foreign currency effects (1)		(1,467)		(5,638)
Adjusted Provision for Income Taxes	$16,922	$23,334	$91,988	$78,276

Net (Income) Loss Attributable to Noncontrolling Interests	$(398)	$78	$(267)	$459

Net Income Attributable to AptarGroup, Inc.	$58,996	$57,609	$239,288	$244,097

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	(1,350)	—	5,850	—
Restructuring initiatives	2,585	3,070	4,779	17,505
Net unrealized investment loss (gain)	775	2,670	2,509	(2,086)
Transaction costs related to acquisitions	—	(312)	174	3,026
Foreign currency effects (1)		(3,718)		(17,607)
Adjusted Net Income Attributable to AptarGroup, Inc.	$61,006	$59,319	$252,600	$244,935

Average Number of Diluted Shares Outstanding	66,442	67,431	66,719	67,682

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.89	$0.85	$3.59	$3.61

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	(0.02)	—	0.09	—
Restructuring initiatives	0.04	0.05	0.07	0.26
Net unrealized investment loss (gain)	0.01	0.04	0.04	(0.03)
Transaction costs related to acquisitions	—	(0.01)	—	0.04
Foreign currency effects (1)		(0.05)		(0.26)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.92	$0.88	$3.79	$3.62
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.
(2) Items included in the Provision for Income Taxes reflects a tax expense related to a legal entity reorganization.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Net Cash Provided by Operations	$172,268	$104,070	$478,617	$363,443
Capital Expenditures	(84,296)	(91,246)	(310,427)	(307,935)
Proceeds from Government Grants	10,737	2,003	27,795	2,003
Free Cash Flow	$98,709	$14,827	$195,985	$57,511

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending March 31,
	Expected 2023	2022

Income before Income Taxes		$86,626

Adjustments:
Restructuring initiatives		291
Net unrealized investment loss		2,091
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(1,716)
Adjusted Earnings before Income Taxes		$87,292

Provision for Income Taxes		$24,255

Adjustments:
Restructuring initiatives		77
Net unrealized investment loss		512
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(480)
Adjusted Provision for Income Taxes		$24,364

Net Loss Attributable to Noncontrolling Interests		$52

Net Income Attributable to AptarGroup, Inc.		$62,423

Adjustments:
Restructuring initiatives		214
Net unrealized investment loss		1,579
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(1,236)
Adjusted Net Income Attributable to AptarGroup, Inc.		$62,980

Average Number of Diluted Shares Outstanding		67,146

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)		$0.93

Adjustments:
Restructuring initiatives		—
Net unrealized investment loss		0.03
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(0.02)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.85 - $0.93	$0.94
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using a Euro/US$ exchange rate of 1.08 and the spot rates as of January 31, 2023 for all other applicable foreign currency exchange rates.
(2) AptarGroup’s expected earnings per share range for the first quarter of 2023, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 25.5% to 27.5%. This tax rate range compares to our first quarter of 2022 effective tax rate of 28% on reported and adjusted earnings per share.